                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                AMAZON.COM, INC.,

                            PACIFIC ACQUISITION, INC.

                                       AND

                             SAGE ENTERPRISES, INC.









                           DATED AS OF AUGUST 3, 1998

                                    CONTENTS


ARTICLE I - THE MERGER ............................................................   1

        1.1    The Merger .........................................................   1

        1.2    The Closing ........................................................   2

        1.3    Effective Date and Time ............................................   2

        1.4    Articles of Organization of the Surviving Corporation ..............   2

        1.5    Bylaws of the Surviving Corporation ................................   2

        1.6    Directors and Officers .............................................   3

        1.7    Conversion of Shares ...............................................   3
               1.7.1    Exchange Ratio ............................................   3
               1.7.2     Exchange of Certificates .................................   6
               1.7.3     No Fractional Shares .....................................   7
               1.7.4     No Further Transfers .....................................   7

        1.8    Tax Free Reorganization ............................................   7

        1.9     Stockholder Representatives .......................................   7

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY ........................   8

        2.1    Organization .......................................................   8

        2.2    Enforceability .....................................................   9

        2.3    Capitalization .....................................................   9

        2.4    Subsidiaries and Affiliates ........................................  10

        2.5    No Approvals; No Conflicts .........................................  10

        2.6    Financial Statements ...............................................  11

        2.7    Absence of Certain Changes or Events ...............................  12

        2.8    Taxes ..............................................................  14





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
        2.9    Property ...........................................................  16

        2.10   Contracts ..........................................................  17

        2.11   Claims and Legal Proceedings .......................................  19

        2.12   Labor and Employment Matters .......................................  19

        2.13   Employee Benefit Plans .............................................  20
               2.13.1    Employee Benefit Plan Listing ............................  20
               2.13.2    Documents Provided .......................................  21
               2.13.3    Compliance ...............................................  21
               2.13.4    Contributions and Premium Payments .......................  22
               2.13.5    Related Employers ........................................  22
               2.13.6    Multiemployer and Title IV Plans .........................  22
               2.13.7    Post-Termination Welfare Benefits ........................  23
               2.13.8    Suits, Claims and Investigations .........................  23
               2.13.9    Payments Resulting From Transactions .....................  23

        2.14   Intellectual Property ..............................................  24
               2.14.1    Technology ...............................................  24
               2.14.2   Third Party Technology ....................................  24
               2.14.3   Trademarks ................................................  25
               2.14.4   Intellectual Property Rights ..............................  25
               2.14.5   Maintenance of Rights .....................................  25
               2.14.6   Third Party Infringement ..................................  26
               2.14.7   Infringement by the Company ...............................  26
               2.14.8   Confidentiality ...........................................  27
               2.14.9   Warranty Against Defects ..................................  27
               2.14.10  Domain Names ..............................................  27
               2.14.11  Year 2000 .................................................  27

        2.15   Corporate Books and Records ........................................  28

        2.16   Licenses, Permits, Authorizations, etc. ............................  28

        2.17   Compliance With Laws ...............................................  28

        2.18   Insurance ..........................................................  29

        2.19   Brokers or Finders .................................................  29

        2.20   Absence of Questionable Payments ...................................  29





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
        2.21   Bank Accounts ......................................................  30

        2.22   Customers and Suppliers ............................................  30

        2.23   Accounts Receivable ................................................  30

        2.24   Creditors' List ....................................................  31

        2.25   Insider Interests ..................................................  31

        2.26   Compliance With Environmental Laws .................................  31

        2.27   Pooling Matters ....................................................  32

        2.28   Buyer Stock Ownership ..............................................  32

        2.29   Hart-Scott-Rodino ..................................................  32

        2.30   Information Supplied by the Company ................................  32

        2.31   Full Disclosure ....................................................  33

        2.32   Sole Representations and Warranties ................................  33

ARTICLE III - REPRESENTATIONS AND WARRANTIES  OF AMAZON.COM AND THE PURCHASER .....  33

        3.1    Organization .......................................................  33

        3.2    Enforceability .....................................................  34

        3.3    Securities .........................................................  34

        3.4    No Approvals or Notices Required; No Conflicts With Instruments ....  35

        3.5    Capitalization .....................................................  35

        3.6    SEC Documents ......................................................  35

        3.7    Absence of Certain Changes .........................................  35

        3.8    Information Supplied by Amazon.com .................................  36

        3.9    Pooling Matters ....................................................  36

        3.10   Seller Stock Ownership .............................................  36

        3.11   Brokers or Finders .................................................  36

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS  OF AMAZON.COM AND THE
        PURCHASER .................................................................  36

        4.1    Accuracy of Representations and Warranties .........................  37

        4.2    Performance of Agreements ..........................................  37

        4.3    Opinion of Counsel for the Company .................................  37

        4.4    Consents to Merger .................................................  37

        4.5    Compliance Certificate .............................................  37

        4.6    Material Adverse Change ............................................  37

        4.7    Approvals and Consents .............................................  38

        4.8    Proceedings and Documents; Clerk's Certificate .....................  38

        4.9    Nonforeign Affidavit ...............................................  38

        4.10   Compliance With Laws ...............................................  38

        4.11   Stockholder Approvals ..............................................  38

        4.12   Dissenting Shares ..................................................  39

        4.13   Legal Proceedings ..................................................  39

        4.14   Escrow Agreement ...................................................  39

        4.15   Employment and Noncompetition Arrangements .........................  39

        4.16   Employee Benefit Plans .............................................  39

        4.17   Investor Rights Agreement ..........................................  39

        4.18   Affiliate Letters ..................................................  39

        4.19   Termination of Certain Agreements ..................................  40

        4.20   Pooling ............................................................  40

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS  OF THE COMPANY ...................  40

        5.1    Accuracy of Representations and Warranties .........................  40

        5.2    Performance of Agreements ..........................................  40

        5.3    Opinion of Counsel .................................................  40

        5.4    Compliance Certificate .............................................  41

        5.5    Legal Proceedings ..................................................  41

        5.6    Material Adverse Change ............................................  41

        5.7    Approvals and Consents .............................................  41

        5.8    Compliance With Laws ...............................................  41

        5.9    Stockholder Approvals ..............................................  42

        5.10   Escrow Agreement ...................................................  42

        5.11   Investor Rights Agreement ..........................................  42

        5.12   Option Agreements ..................................................  42

ARTICLE VI - COVENANTS ............................................................  42

        6.1    Conduct of Business by the Company Pending the Merger ..............  42

        6.2    Access to Information; Confidentiality .............................  44

        6.3    No Alternative Transactions ........................................  45

        6.4    Notification of Certain Matters ....................................  45

        6.5    Further Action; Reasonable Best Efforts ............................  46

        6.6    Stockholders Approval ..............................................  46

        6.7    Proxy Statement ....................................................  46

        6.8    Listing Application ................................................  47

        6.9    Pooling; Reorganization ............................................  47

        6.10   Dissenting Shares ..................................................  47

        6.11   Publicity ..........................................................  47

        6.12   Indemnification and Insurance ......................................  48

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER ...................................  48

        7.1    Termination ........................................................  48

        7.2    Effect of Termination ..............................................  49

        7.3    Amendment ..........................................................  49

        7.4    Waiver .............................................................  49

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION .......................................  49

        8.1    Survival ...........................................................  49

        8.2    Indemnification by the Company and Holders of Company Capital
               Stock or Options ...................................................  50

        8.3    Indemnification by Amazon.com ......................................  50

        8.4    Threshold and Limitations ..........................................  51

        8.5    Procedure for Indemnification ......................................  52

        8.6    Remedies ...........................................................  53

ARTICLE IX - GENERAL ..............................................................  54

        9.1    Tax Matters ........................................................  54

        9.2    Expenses ...........................................................  54

        9.3    Notices ............................................................  54

        9.4    Severability .......................................................  56

        9.5    Entire Agreement ...................................................  56

        9.6    Assignment .........................................................  56

        9.7    Parties in Interest ................................................  56

        9.8    Governing Law ......................................................  57

        9.9    Headings ...........................................................  57

        9.10   Counterparts .......................................................  57

EXHIBITS
--------

      1.3      -  Articles of Merger
      1.7.1    -  Form of Escrow Agreement
      2        -  Disclosure Memorandum
      2(A)     -  Form of Investor Rights Agreement
      4.3      -  Form of Opinion of Counsel for the Company
      4.9      -  Foreign Investment in Real Property Tax Act Affidavit
      4.15     -  Form of Confidentiality Agreement
      4.18     -  Affiliate Letter
      5.3      -  Form of Opinion of Counsel for Amazon.com
      5.12     -  Forms of Option Agreement

                          AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of August 3, 1998, by and among Amazon.com, Inc., a Delaware corporation ("Amazon.com"), Pacific Acquisition, Inc., a Massachusetts corporation and wholly owned subsidiary of Amazon.com (the "Purchaser"), and Sage Enterprises, Inc., a Massachusetts corporation (the "Company").


                                    RECITALS

        A. The Company, Amazon.com and the Purchaser believe it advisable and in their respective best interests to effect a merger of the Company and the Purchaser pursuant to this Agreement (the "Merger").

        B. The Board of Directors of the Company has approved the Merger as required by applicable law.

        C. The Boards of Directors of Amazon.com and the Purchaser have approved the Merger as required by applicable law.

        D. It is intended that the Merger will qualify as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and as a "pooling of interests" for accounting purposes.


                                    AGREEMENT

        In consideration of the terms hereof, the parties hereto agree as follows:

ARTICLE I - THE MERGER

        1.1    THE MERGER

        Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3 hereof), the separate existence of the Purchaser shall cease and the Purchaser shall be merged with and into the Company (the Company is sometimes referred to herein as the "Surviving Corporation"), and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the Commonwealth of Massachusetts and other applicable law.

        1.2    THE CLOSING

        The closing of the Merger pursuant to this Agreement (the "Closing") shall take place on the earliest practicable business day after the conditions to the Closing set forth in Articles IV and V hereof are satisfied or waived (the "Closing Date") at 10:00 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, 46th Floor, Seattle, Washington, or such other time or location as Amazon.com and the Company shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the other Operative Documents (as defined in Article II hereof) or otherwise.

        1.3    EFFECTIVE DATE AND TIME

        On the Closing Date and subject to the terms and conditions hereof, articles of merger (the "Articles of Merger") complying with the applicable provisions of the Massachusetts Business Corporation Law (the "Massachusetts Law"), substantially in the form or forms attached hereto as Exhibit 1.3, and in such form and executed in such manner as required by Massachusetts Law, shall be delivered for filing to the Secretary of State of the Commonwealth of Massachusetts (the "Massachusetts Secretary of State"). The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") of filing of the Articles of Merger or at such other time as may be specified in the Articles of Merger as filed. If the Massachusetts Secretary of State requires any changes in the Articles of Merger as a condition to filing or to issuing its certificate to the effect that the Merger is effective, Amazon.com, the Purchaser and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any substantial change in the terms of this Agreement.

        1.4    ARTICLES OF ORGANIZATION OF THE SURVIVING CORPORATION

        At the Effective Time, the Articles of Organization of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation. Thereafter, the Articles of Organization of the Surviving Corporation may be amended in accordance with their terms and as provided by law; provided, however, that Article 1 thereof shall be amended to read as follows: "The name of this corporation is Pacific Corporation."

        1.5    BYLAWS OF THE SURVIVING CORPORATION

        At the Effective Time, the Bylaws of the Purchaser as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Organization of the Surviving Corporation and as provided by law.

        1.6    DIRECTORS AND OFFICERS

        At the Effective Time, the directors of the Purchaser shall continue in office as the directors of the Surviving Corporation, and the officers of Purchaser shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Organization and Bylaws of the Surviving Corporation.

        1.7    CONVERSION OF SHARES

               1.7.1  EXCHANGE RATIO

        As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

        (a) All shares of any class of capital stock of the Company held by the Company as treasury shares shall be canceled.

        (b) Each issued and outstanding share of common stock of the Company, par value $.01 per share (the "Company Common Stock"), and each issued and outstanding share of the Company's Series A Preferred Stock, par value $.01 per share (the "Company Series A Stock"), and the Company's Series B Preferred Stock, $.01 par value per share (the "Company Series B Stock", and, together with the Company Common Stock, the Company Series A Stock and the Company Series B Stock (the "Company Capital Stock")), other than shares of Company Capital Stock, if any, for which dissenters' rights have been or will be perfected in compliance with applicable law, shall be converted into the right to receive from Amazon.com a number of shares of Amazon.com common stock, par value $.01 per share ("Amazon.com Common Stock"), determined by dividing 900,000 by the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time on a fully diluted basis, assuming for this purpose that all outstanding options ("Options") and all outstanding warrants ("Warrants") to purchase shares of Company Common Stock have been validly exercised prior to the Effective Time, regardless of any vesting limitations, other restrictions on exercisability or repurchase rights, and that the shares of Company Common Stock issuable upon such exercise have been validly issued (such shares of Amazon.com Common Stock being referred to herein as the "Merger Consideration" or the "Securities" and the quotient so derived being referred to herein as the "Exchange Ratio"). The number of Securities to be issued to each stockholder of the Company under this Section 1.7.1(c) shall be calculated by aggregating all shares of Company Capital Stock held by each such stockholder, so that such number of Securities to be issued shall be equal to the number of shares of Company Capital Stock held by such stockholder multiplied by the Exchange Ratio, with cash paid in lieu of any fractional share of Amazon.com Common Stock pursuant to Section 1.7.3 hereof.

        (c) Notwithstanding the foregoing, certificates representing ten percent (10%) of the Securities issuable to each holder of Company Capital Stock under
Section 1.7.1(b) (the "Escrow Shares") shall be deposited in escrow with ChaseMellon Shareholder Services L.L.C. ("ChaseMellon"), to be held and administered in accordance with an Escrow Agreement in substantially the form attached hereto as Exhibit 1.7.1 (the "Escrow Agreement"). Notwithstanding the escrow of the Escrow Shares, dividends or other distributions declared and paid on such shares shall continue to be paid by Amazon.com to the Company stockholders and all voting rights with respect to such shares shall inure to the benefit of and be enjoyed by such stockholders. Any securities received by the escrow agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of shares of Amazon.com Common Stock, payment of a stock dividend or other stock distribution in or on shares of Amazon.com Common Stock, or change of shares of Amazon.com Common Stock into any other securities pursuant to or as part of a merger, consolidation, acquisition of property or stock, or separation, reorganization or liquidation of Amazon.com, or otherwise, shall be held by the escrow agent as, and shall be included within the definition of, Escrow Shares, as the case may be.

        (d) Each issued and outstanding share of capital stock of the Purchaser shall be converted into one share of common stock of the Surviving Corporation.

        (e)Each outstanding Option to purchase shares of Company Capital Stock issued pursuant to the Company's 1997 Amended Stock Option Plan and the Company's MVP Stock Option Plan (the "Company Option Plans"), whether or not vested or exercisable, shall be assumed by Amazon.com and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, a number of shares of Amazon.com Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Capital Stock subject to such Option (the "Option Shares"), at a price per share (rounded up to the nearest $.001) equal to the aggregate exercise price for the shares of Company Capital Stock subject to such Option divided by the number of full shares of Amazon.com Common Stock deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of shares of Amazon.com Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares and, upon the last such exercise of such Option, Amazon.com shall pay to the holder thereof an amount of cash equal to such fraction multiplied by the closing price of Amazon.com Common Stock as reported on the Nasdaq National Market on the date of such exercise, and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. Amazon.com shall assume the obligations of the Company under the Company Option Plans and each Option and shall comply with the terms of the Company Option Plans and each Option as they apply to the Options assumed as set forth above. Amazon.com shall use its best efforts to cause the shares of Amazon.com Common Stock that are issuable upon exercise of the Options assumed in accordance with this Section 1.7.1 to be registered under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 ("Form S-8") within 30 days following the Closing Date. The Company will cooperate with Amazon.com in the preparation of the Form S-8.

        (f) Each outstanding Warrant to purchase shares of Company Common Stock shall be assumed by Amazon.com and shall constitute a warrant to acquire, on the same terms and conditions as were applicable under such assumed Warrant, that a number of shares of Amazon.com Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Warrant, at a price per share equal to the aggregate exercise price for the shares of Company Common Stock subject to such Warrant divided by the number of full shares of Amazon.com Common Stock deemed to be purchasable pursuant to such Warrant; provided, however, that the number of shares of Amazon.com Common Stock that may be purchased upon exercise of such Warrant shall not include any fractional shares and, upon the last such exercise of such Warrant, Amazon.com shall pay to the holder thereof an amount of cash equal to such fraction multiplied by the closing price of Amazon.com Common Stock as reported in the Nasdaq National Market on the date of such exercise. Promptly after the Effective Date, Amazon.com shall deliver to holders of Warrants appropriate warrant agreements representing the right to acquire shares of Amazon.com Common Stock on the same terms and conditions as contained in the outstanding Warrants (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Warrants.

        (g) Holders of shares of Company Capital Stock who have complied with all the requirements for perfecting dissenters' rights, as set forth in the Massachusetts Law, shall be entitled to their rights under the Massachusetts Law with respect to such shares (the "Dissenting Shares").

        (h) If, prior to the Effective Time, Amazon.com recapitalizes through a split-up of its outstanding shares of capital stock into a greater number, or a combination of its outstanding shares of capital stock into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares of capital stock into the same or a different number of shares of other classes of capital stock, or declares a dividend on its outstanding shares of capital stock payable in shares or securities convertible into shares, the number of shares of Amazon.com Common Stock into which the shares of Company Capital Stock are to be converted, and the number of shares of Amazon.com Common Stock issuable upon the exercise of each Assumed Option and each Warrant, will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Company Capital Stock, Warrants and Options and the holders of shares of capital stock of Amazon.com.

               1.7.2  EXCHANGE OF CERTIFICATES

        As soon as practicable after the Effective Date but in any event within 15 business days after the Effective Date, ChaseMellon, as exchange agent, shall make available, and each stockholder of the Company will be entitled to receive, upon surrender to ChaseMellon of one or more certificates representing shares of Company Capital Stock for cancellation and a letter of transmittal containing appropriate representations, certificates representing the number of shares of Amazon.com Common Stock that such stockholder is entitled to receive pursuant to
Section 1.7.1 hereof; provided, however, that the certificates representing the Escrow Shares shall be retained by ChaseMellon in accordance with the Escrow Agreement. The shares of Amazon.com Common Stock that each stockholder of the Company shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing shares of Company Capital Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to Amazon.com any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of Amazon.com that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither Amazon.com nor any other party hereto shall be liable to a holder of shares of Company Capital Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

               1.7.3  NO FRACTIONAL SHARES

        No certificates or scrip representing fractional shares of Amazon.com Common Stock shall be issued upon the surrender for exchange of certificates representing Company Capital Stock pursuant to the Merger, and no dividend, stock split or other distribution with respect to Amazon.com Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of each such fractional share, Amazon.com shall pay to the holder thereof, as soon as practicable after the Effective Date, an amount in cash equal to such fraction multiplied by the closing price of Amazon.com Common Stock as reported on the Nasdaq National Market on the trading day prior to the Closing Date.

               1.7.4  NO FURTHER TRANSFERS

        After the Effective Time, there shall be no transfers of any shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation, they shall be forwarded to Amazon.com and be canceled and exchanged in accordance with this
Section 1.7, subject to applicable law in the case of the Dissenting Shares.

        1.8    TAX FREE REORGANIZATION

        (a) Except as otherwise required by the Internal Revenue Service pursuant to a determination (as defined in Section 1313 of the Code) or otherwise, or by applicable law, the parties shall not take a position on any tax returns inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code.

        (b) In addition, Amazon.com represents, solely for tax purposes, now, and as of the Closing Date, that it presently intends to continue the Company's historic business or use a significant portion of the Company's business assets in business in a manner that satisfies the continuity of business enterprise requirement set forth in Treasury Regulation Section 1.368-1(d).

        1.9  STOCKHOLDER REPRESENTATIVES

        By approving the Merger at a special meeting of stockholders or by written consent of the stockholders, each stockholder of the Company shall have irrevocably authorized and appointed Warren Adams, Guy Bradley and Thomas Hoegh (the "Stockholder Representatives"), with full power of substitution and resubstitution, as his, her or its representative and true and lawful attorney-in-fact and agent to act with the powers set forth in the Investor Rights Agreement in his, her or its name place and stead and to execute in the name and on behalf of such stockholder the Escrow Agreement and any other agreement, certificate, instrument or document to be delivered by the stockholders in connection with the Escrow Agreement or Article VIII of this Agreement.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as is otherwise set forth in the Disclosure Memorandum attached hereto as Exhibit 2 (the "Disclosure Memorandum"), each of which exceptions shall specifically identify or cross-reference the provision of this Article II to which such exception relates, and which shall constitute in its entirety a representation and warranty under this Article II, and in order to induce Amazon.com and the Purchaser to enter into and perform this Agreement, the Escrow Agreement and the Investor Rights Agreement in substantially the form attached hereto as Exhibit 2(A) (the "Investor Rights Agreement") to be entered into as of the Closing among Amazon.com and each of the stockholders of the Company, and the other agreements and certificates that are required to be executed pursuant to this Agreement (collectively, the "Operative Documents"), the Company represents and warrants to Amazon.com and the Purchaser as of the date of this Agreement and as of the Closing as follows in this Article II. For the purposes of this Article II, unless the context otherwise requires, references to the Company will be deemed to include all predecessors of the Company.

        2.1    ORGANIZATION

        The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to be conducted, and to enter into and perform its obligations under this Agreement and the other Operative Documents to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company's business, properties or prospects (a "Company Material Adverse Effect").

        2.2    ENFORCEABILITY

        The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Operative Documents to which it is a party and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. All corporate action on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party, the consummation of the Merger, and the performance of all the Company's obligations under this Agreement and the other Operative Documents to which the Company is a party has been taken or will be taken as of or prior to the Effective Time. This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and each of the other Operative Documents to which the Company is a party will be at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

        2.3    CAPITALIZATION

        (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 10,400,000 shares of preferred stock, of which 5,000,000 shares are designated as Company Series A Stock and, 5,400,000 shares are designated as Company Series B Stock.

        (b) The issued and outstanding capital stock of the Company consists solely of 3,816,458 shares of Company Common Stock, 4,941,616 shares of Company Series A Stock and 5,363,985 shares of Company Series B Stock (the "Outstanding Shares"), which are and as of the Closing will be held of record and beneficially by the stockholders of the Company as set forth on Schedule 2.3(b) to the Disclosure Memorandum. The Outstanding Shares are, and immediately prior to the Closing will be, duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal, state and foreign securities laws. No Person (as defined in Section 2.5 hereof) other than the stockholders of the Company holds any interest in any of the Outstanding Shares. True and correct copies of the stock records of the Company, showing all issuances and transfers of shares of capital stock of the Company since inception, have been provided to Amazon.com.

        (c) Other than outstanding Options to purchase up to 1,762,296 shares of Company Common Stock that have been granted under the Company Option Plans, and Warrants to purchase up to 253,146 shares of Company Common Stock, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any stockholder of any shares of Company Capital Stock or any securities convertible into or exchangeable for shares of Company's Capital Stock. Set forth on Schedule 2.3(c) to the Disclosure Memorandum is a spreadsheet accurately reflecting the number of such Options and Warrants outstanding, the grant dates, vesting schedules and exercise prices thereof, the identities of the holders thereof and an indication of their relationships to the Company. The Company has delivered to Amazon.com true and correct copies of the Company Option Plans, the form of stock option letter agreement relating to Options granted thereunder and all material deviations therefrom as well as the true and correct copies of all outstanding Warrants.

        (d) Other than as set forth on Schedule 2.3(d), the Company is not a party or subject to any agreement or understanding, and, to the knowledge of the Company, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No stockholder of the Company or any affiliate thereof is indebted to the Company, and the Company is not indebted to any stockholder of the Company or any affiliate thereof. Other than as set forth on Schedule 2.3(d), the Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

        2.4    SUBSIDIARIES AND AFFILIATES

        The Company does not own or control, and has not in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity. The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

        2.5    NO APPROVALS; NO CONFLICTS

        The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"), except (i) compliance with applicable securities laws, (ii) the filing of all documents necessary to consummate the Merger with the Massachusetts Secretary of State, and (iii) the approval by the stockholders of the Company of the transactions contemplated hereby, as provided under applicable law and the Articles of Organization and Bylaws of the Company (all such consents, approvals and authorizations to be duly obtained by the Company at or prior to the Closing),
(c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any Encumbrance (as defined in Section 2.9(d) hereof) upon the assets of the Company or upon any Outstanding Shares or other securities of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Organization or Bylaws of the Company, or (f) invalidate or adversely affect any material permit, license, authorization or status used in the conduct of the Company's business.

        2.6    FINANCIAL STATEMENTS

        The Company has delivered to Amazon.com (a) audited balance sheets, statements of operations, statements of cash flow, and statements of stockholders' equity of the Company as of or for the fiscal year ended December 31, 1997 and the period from inception (September 5, 1996) to December 31, 1996 and (b) an unaudited balance sheet, statement of operations, statement of cash flow and statement of stockholders' equity of the Company as of and for the six-month period ended June 30, 1998. All the foregoing financial statements are herein referred to as the "Financial Statements." The balance sheet of the Company as of June 30, 1998 is herein referred to as the "Company Balance Sheet." The Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") on a basis consistent with prior accounting periods and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated (except, solely with respect to the unaudited Financial Statements, as to footnotes and normal period-end adjustments). The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet and that would be required under GAAP to be reflected or reserved, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice and except for liabilities or obligations that are not material to the Company's financial condition. The Company maintains standard systems of accounting that are adequate for its business. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. The Company's practices with respect to capitalizing software development costs, as reflected in the Financial Statements, are reasonable, in accordance with industry standards.

        2.7    ABSENCE OF CERTAIN CHANGES OR EVENTS

        Except for transactions specifically contemplated in this Agreement, since the date of the Company Balance Sheet, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company have:

        (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

        (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any stockholder, officer, director, employee or affiliate of the Company);

        (c) granted, other than in the ordinary course of business and consistent with past practice or as required with the terms of any Employee Benefit Plan listed in Schedule 2.13.1 of the Disclosure Memorandum, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant;

        (d) suffered any change having a Company Material Adverse Effect;

        (e) borrowed or agreed to borrow any funds or incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any liabilities or obligations (absolute, accrued, contingent or otherwise) in excess of $25,000, except liabilities and obligations incurred in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

        (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

        (g) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except in the ordinary course of business and consistent with past practice;

        (h) purchased or sold, transferred or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible);

        (i) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

        (j) made any single capital expenditure or commitment in excess of $25,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $25,000 for additions to property, plant, equipment or intangible capital assets;

        (k) made any change in any method of accounting or accounting practice or internal control procedure;

        (l) issued any capital stock or other securities (other than the grant of 548,435 options under the Company Option Plan), or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of capital stock of the Company of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

        (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the Company's stockholders, officers, directors or employees or any affiliate of any of the Company's stockholders, officers, directors or employees, except compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended or the compensation referred to in Schedule 2.12 of the Disclosure Memorandum; or

        (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

        2.8    TAXES

        (a) (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been filed on a timely basis with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were true, correct and complete in all material respects; (ii) all Taxes (as defined below) of the Company (whether or not reflected on any Tax Return) have been fully and timely paid;
(iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; and (iv) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws. There are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable.

        (b) Neither the Company nor any other Person on behalf of the Company
(i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company;
(ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required, except as may be required as a result of the transactions contemplated hereby, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

        (c) There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company have knowledge based on personal contact with any agent of such authority. Schedule 2.8 to the Disclosure Memorandum lists all Tax Returns filed with respect to the Company for taxable periods ended on or after the Company's inception that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Amazon.com correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

        (d) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that will obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law) as a result of the Merger or the other transactions contemplated hereby.

        (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2)(i) of the Code.

        (f) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group (as defined below) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

        (g) The unpaid Taxes of the Company (i) did not, as of June 30, 1998, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns.

        (h) The Disclosure Memorandum sets forth the amount of any net operating loss, net capital loss, net-unrealized built-in loss (as defined under Section 382 of the Code), unused investment or other credit, unused foreign tax or excess charitable contribution allocable to the Company.

        As used in this Agreement, the following terms shall have the following meanings:

        "Taxes" means all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including, but not limited to, any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59(a) of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax.

        "Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

        "Tax Returns" means any return, declaration, report, claim or refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        2.9    PROPERTY

        (a) The Company owns no real property other than the leasehold interests described on Schedule 2.9(a) to the Disclosure Memorandum, which contains a complete and accurate list of all real property of the Company that is leased, rented or used by the Company (the "Real Property"). The Company has delivered to Amazon.com true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property.

        (b) Schedule 2.9(b) to the Disclosure Memorandum contains a complete and accurate list of each item of personal property having a value in excess of $5,000 that is owned, leased, rented or used by the Company (the "Personal Property"); however, such list need not describe the Technology and the IP Rights (as defined in Section 2.14) listed on Schedule 2.14 to the Disclosure Memorandum. The Company has delivered to Amazon.com true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Personal Property.

        (c) The Real Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000 and the Technology and the IP Rights listed on
Schedule 2.14 to the Disclosure Memorandum) reflected in the Company Balance Sheet and all the properties and assets purchased by the Company since the date of the Company Balance Sheet (except for such properties or assets sold since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice). The Real Property and the Personal Property include all material property used in the business of the Company, other than the Technology and the IP Rights listed on Schedule 2.14 to the Disclosure Memorandum. The Company's offices and other structures and the Personal Property are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put and comply in all material respects with applicable safety and other laws and regulations.

        (d) The Company's leasehold interest in each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind (each, an "Encumbrance"). Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

        (e) The Personal Property is free and clear of all Encumbrances, and, other than leased Personal Property that is so noted on the list supplied pursuant to Section 2.9(b), the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the best of the Company's knowledge, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the best of the Company's knowledge, any other party thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

        2.10   CONTRACTS

        Schedule 2.10 to the Disclosure Memorandum contains a complete and accurate list (other than the IP Rights listed on Schedule 2.14 to the Disclosure Memorandum) of all contracts, agreements and understandings, oral or written, to which the Company is currently a party or by which the Company is currently bound providing for potential payments by or to the Company in excess of $25,000, including, without limitation, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money. All contracts set forth on Schedule 2.10 are valid, binding and enforceable in accordance with their terms against each party thereto, and are in full force and effect, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the best of the Company's knowledge, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the best of the Company's knowledge, any other party thereunder. True and complete copies of each such written contract (or written summaries of the terms of any such oral contract) have been heretofore delivered to Amazon.com. Except as specifically set forth on Schedule 2.10, the Company has no

        (a) contracts with directors, officers, stockholders, employees, agents, consultants, advisors, salespersons, sales representatives, distributors or dealers that are not, except as provided by law to the contrary without regard to the express terms of such contract, cancelable by it within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

        (b) employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

        (c) noncompetition agreement or other restriction from carrying on its business anywhere in the world;

        (d) notice that any party to a contract listed on Schedule 2.10 intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder;

        (e) material disagreement with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

        (f) product distribution agreement, development agreement, or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business the form of which has been provided to Amazon.com or standard licenses purchased by the Company for off-the-shelf software), and except as otherwise set forth on
Schedule 2.14.2 to the Disclosure Memorandum);

        (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons; and

        (h) instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements.

        2.11   CLAIMS AND LEGAL PROCEEDINGS

        Except as set forth on Schedules 2.11 and 2.14 to the Disclosure Memorandum, there are no claims, actions, suits, arbitrations, investigations or proceedings pending against the Company or, to the best of the Company's knowledge, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party.
Schedule 2.11 sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since the Company's inception.

        2.12   LABOR AND EMPLOYMENT MATTERS

        There are no material labor disputes, employee grievances or disciplinary actions pending or, to the best of the Company's knowledge, threatened against or involving the Company or any of its present or former employees. The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the best of the Company's knowledge, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Each employee, officer and consultant of the Company has executed a nondisclosure agreement in the form provided to Amazon.com. To the best of the Company's knowledge, no employee (or person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party, and the Company will use its best efforts to prevent any such violation. Schedule 2.12 to the Disclosure Memorandum sets forth a true and complete list of (a) the names and current compensation amounts of all directors and officers of the Company; (b) the wage rates for nonsalaried and nonofficer salaried employees of the Company by classification, and all labor union contracts (if any); (c) all group insurance programs in effect for employees of the Company (other than any Employee Benefit Plan listed on Schedule 2.13.1 to the Disclosure Memorandum); and (d) the names and current compensation packages of all independent contractors and consultants of the Company. The Company is not in default with respect to any of its obligations referred to in clause (b) above and has no obligation or liability for severance or back pay owed through or by virtue of the Closing. Except as disclosed on
Schedule 2.12, all employees of the Company are employed on an "at will" basis.

        2.13   EMPLOYEE BENEFIT PLANS

               2.13.1 EMPLOYEE BENEFIT PLAN LISTING

        Schedule 2.13.1 to the Disclosure Memorandum sets forth a true, accurate and complete list of all retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, flexible benefits, medical, dental, vision, hospitalization, life insurance, group insurance, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, accident, sick pay, holiday, vacation, severance, stock purchase, stock option, stock appreciation rights, fringe benefit and other employee benefit plans, funds, policies, programs, contracts, arrangements and payroll practices (including, but not limited to, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all employment, consulting and personal service contracts and agreements, whether formal or informal, whether written or unwritten and whether legally binding or not, (a) sponsored, maintained or contributed to by the Company, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company has (or could have) any actual or potential obligation or liability (such plans, funds, policies, programs, contracts, arrangements and payroll practices are hereinafter referred to collectively as "Employee Benefit Plans" and each individually as an "Employee Benefit Plan"). The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create (or contribute to) any additional employee benefit plan, fund, policy, program, contract, arrangement or payroll practice or to modify or amend any existing Employee Benefit Plan. There has been no amendment, written interpretation or announcement (whether or not written) by the Company relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements.

               2.13.2 DOCUMENTS PROVIDED

        The Company has delivered to Amazon.com true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, the following information: (a) copies of the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (b) copies of the summary plan descriptions, summary annual reports, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years; and (c) copies of all contracts (and any amendments thereto) relating to such Employee Benefit Plan, including, but not limited to, service provider agreements, administrative service agreements, insurance contracts, annuity contracts, investment management agreements and record-keeping agreements.

               2.13.3 COMPLIANCE

        Except as set forth on Schedule 2.13.3 to the Disclosure Memorandum, with respect to each Employee Benefit Plan: (a) such Employee Benefit Plan is, and at all times since its inception has been, maintained, administered and operated in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, and all requirements prescribed thereby, including, but not limited to, ERISA and the Code; (b) all amendments and actions required to bring such Employee Benefit Plan into conformity with the applicable provisions of ERISA, the Code and other applicable laws and regulations have been made or taken within the time prescribed by law, except to the extent that such amendments or actions are not required by law to be made or taken until after the Closing Date and are disclosed on Schedule 2.13.3 to the Disclosure Memorandum; (c) the Company and, to the knowledge of the Company, each fiduciary of such Employee Benefit Plan have, at all times, properly performed all obligations, whether arising by operation of law or by contract, required to be performed by each of them in connection with such Employee Benefit Plan, and there have been no defaults or violations of law by the Company, any fiduciary or any other Person with respect to such Employee Benefit Plan; (d) all returns, reports and other disclosures relating to such Employee Benefit Plan required to be filed with any governmental entity or agency or furnished to any participant or beneficiary have been properly completed or prepared and timely filed or furnished in accordance with applicable law; (e) neither the Company nor any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (f) no event has occurred or is threatened or about to occur that would constitute a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code; and (g) no event or omission has occurred, or is about to occur, that could subject, directly or indirectly, the Company or any other Person to a tax under Chapter 43 of Subtitle D of the Code or a penalty under Part 5 of Subtitle B of Title I of ERISA. Each Employee Benefit Plan that constitutes a "group health plan," as defined in Section 607(1) or Section 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code, has been maintained, administered and operated at all times since its inception in compliance in all material respects with the requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, Section 4980B(f) of the Code, any regulations under such ERISA and Code sections and any other applicable federal, state, local or foreign law regarding the provision or continuation of health insurance coverage or other welfare benefits (within the meaning of Section 3(1) of ERISA).

               2.13.4 CONTRIBUTIONS AND PREMIUM PAYMENTS

        All contributions, premiums and other payments due or required to be made to each Employee Benefit Plan under the terms of such Employee Benefit Plan, ERISA, the Code or other applicable law have been timely paid, or, if not yet due, have been properly recorded on the books of the Company.

               2.13.5 RELATED EMPLOYERS

        The Company is not, and has never been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, (c) an affiliated service group, within the meaning of Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

               2.13.6 MULTIEMPLOYER AND TITLE IV PLANS

        The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or
Section 413(c) of the Code, or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

               2.13.7 POST-TERMINATION WELFARE BENEFITS

        Except as set forth on Schedule 2.13.7 to the Disclosure Memorandum, neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) health, severance or any other welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, agent, director or independent contractor of the Company or any other entity beyond such individual's retirement or other termination of service, other than continuation coverage mandated by Sections 601 through 608 of ERISA or Section 4980B(f) of the Code or other applicable law.

               2.13.8 SUITS, CLAIMS AND INVESTIGATIONS

        There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best of the Company's knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the best of the Company's knowledge, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the Internal Revenue Service (the "IRS"), the Department of Labor (the "DOL") or any other governmental entity or agency, and, to the best of the Company's knowledge, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

               2.13.9 PAYMENTS RESULTING FROM TRANSACTIONS

        Except as set forth on Schedule 2.13.9 to the Disclosure Memorandum, neither the execution and delivery of this Agreement or any of the other Operative Documents nor the consummation of the transactions contemplated in (or by) this Agreement or any of the other Operative Documents will (a) entitle any current or former officer, employee, agent, director or independent contractor of the Company to severance pay, unemployment compensation or any other payment from the Company or any other Person, or otherwise increase the amount of compensation due to any such individual, or (b) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, whether or not some other subsequent action or event would be required to trigger any of the items specified in clause (a) or (b) of this Section 2.13.9.

        2.14   INTELLECTUAL PROPERTY

               2.14.1 TECHNOLOGY

        Except for the Third Party Technologies (as defined in Section 2.14.2), the Company owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all Encumbrances: (a) all products, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, technology, processes, procedures, packaging, trade dress, formulae, drawings, designs, concepts, user interfaces, "look and feel," software or development tools and content that are now or during the two (2) years prior to the date of this Agreement have been, or are currently proposed to be, developed, produced, used, marketed and/or sold in the Company's business, including, without limitation, the items listed in Schedule 2.14.1 to the Disclosure Memorandum; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in
(a), above; (c) any and all technology and work in progress related to the items set forth in (a) and (b), above; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in (a), (b) and (c), above. The Technology, excluding the Third Party Technologies, is sometimes referred to herein as the "Company Technology."

               2.14.2   THIRD PARTY TECHNOLOGY

        Schedule 2.15.2 to the Disclosure Memorandum sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third Party Technologies (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. The Company has the lawful right to use (free of any material restriction) (a) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology, and (b) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted. All Third Party Licenses are valid, binding and in full force and effect, the Company and, to the best of the Company's knowledge, each other party thereto have performed in all material respects their obligations thereunder, and neither the Company nor, to the best of the Company's knowledge, any other party thereto is in default thereunder, nor to the best of the Company's knowledge has there occurred any event or circumstance which with notice or lapse of time or both would constitute a default or event of default, on the part of the Company or, to the best of the Company's knowledge, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder.

               2.14.3   TRADEMARKS

        Schedule 2.14.3 to the Disclosure Memorandum sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers used by the Company in its business (the "Marks"). The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in the Company's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

               2.14.4   INTELLECTUAL PROPERTY RIGHTS

        Schedule 2.14.4 to the Disclosure Memorandum sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP Registrations") associated with the Company Technology and the Marks. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) associated with the Company Technology and the Marks (collectively, the "IP Rights").

               2.14.5   MAINTENANCE OF RIGHTS

        Except as set forth in Schedule 2.14.5 to the Disclosure Memorandum, the Company has not conducted its business, and has not used or enforced (or failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Company Material Adverse Effect. Except as set forth in Schedule 2.14.5, the Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the best of the Company's knowledge, except pursuant to reasonably prudent safeguards, (a) no third party has received any confidential information relating to the Technology or the IP Rights, and (b) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

               2.14.6   THIRD PARTY INFRINGEMENT

        Except as set forth in Schedule 2.14.6 to the Disclosure Memorandum, (a) the Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; (b) all IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any IP Rights; and (c) to the best of the Company's knowledge, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

               2.14.7   INFRINGEMENT BY THE COMPANY

        Except as set forth in Schedule 2.14.7 to the Disclosure Memorandum, (a) the use of any of the Technology in the Company's business does not and will, to the knowledge of the Company, not conflict with, infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto,
(b) the use of any of the Marks and other IP Rights in the Company's business will not conflict with, infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto, and (c) the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or other IP Rights or claiming that any other entity has any claim of infringement with respect thereto.

               2.14.8   CONFIDENTIALITY

        Except as set forth in Schedule 2.14.8 to the Disclosure Memorandum, (a) the Company has not disclosed any source code regarding the Technology to any person or entity other than an employee of the Company and under a written nondisclosure agreement; (b) the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology; (c) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology; and (d) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on Schedule 2.14.8, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

               2.14.9   WARRANTY AGAINST DEFECTS

        Except as set forth in Schedule 2.14.9 to the Disclosure Memorandum, the Technology is free from known material defects and substantially conforms to the applicable specifications, documentation and samples of such Technology.

               2.14.10  DOMAIN NAMES

        Schedule 2.14.10 sets forth a list of all Internet domain names used by the Company in its business (collectively, the "Domain Names"). The Company has, and after the Closing the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including without limitation all rights necessary to continue to conduct the Company's business as it is currently conducted.

               2.14.11  YEAR 2000

        Each hardware, software and firmware product used by the Company in its business (collectively, the "Software") will accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of the Software. The Software is designed to be used prior to, during and after the calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, the Software (a) will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century, (b) has been designed to ensure year 2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century, and (c) includes "Year 2000 Capabilities," meaning that the Software (i) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates, (ii) provides that all date-related user interface functionalities and data fields include the indication of century, and (iii) provides that all date-related data interface functionalities include the indication of century.

        2.15   CORPORATE BOOKS AND RECORDS

        The Company has furnished to Amazon.com or its representatives for their examination true and complete copies of (a) the Articles of Organization and Bylaws of the Company as currently in effect, including all amendments thereto,
(b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's stockholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

        2.16   LICENSES, PERMITS, AUTHORIZATIONS, ETC.

        Except as identified on Schedules 2.1 and 2.5 to the Disclosure Memorandum, the Company has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain of which would have a Company Material Adverse Effect. The Company has not received any notifications of any asserted present failure by it to have obtained any such governmental approval, authorization, consent, license, order, registration or permit, or past and unremedied failure to obtain such items.

        2.17   COMPLIANCE WITH LAWS

        Except as described on Schedule 2.17 to the Disclosure Memorandum, the Company has at all times complied, and is in compliance, with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees, or to the Real Property and the Personal Property, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters except where its noncompliance would not have a Company Material Adverse Effect. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

        2.18   INSURANCE

        The Company maintains (a) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (b) insurance against liabilities, claims and risks of a nature and in such amounts listed on Schedule 2.18. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

        2.19   BROKERS OR FINDERS

        Except as set forth on Schedule 2.19 to the Disclosure Memorandum, the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

        2.20   ABSENCE OF QUESTIONABLE PAYMENTS

        Neither the Company nor, to the Company's knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has adequate financial controls to present such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor, to the Company's knowledge, any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

        2.21   BANK ACCOUNTS

        Schedule 2.21 to the Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

        2.22   CUSTOMERS AND SUPPLIERS

        Schedule 2.22 to the Disclosure Memorandum sets forth (a) a complete and accurate list of the customers of the Company accounting for 5% or more of the Company's sales during the fiscal year last ended showing the approximate total sales by the Company to each such customer during the fiscal year last ended and
(b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company in the fiscal year last ended. The Company has no reasonable basis to expect any material modification to its relationship with any customer or supplier named on Schedule 2.22 to the Disclosure Memorandum.

        2.23   ACCOUNTS RECEIVABLE

        All accounts receivable of the Company reflected in the Company Balance Sheet, or existing at the Effective Time, represent sales actually made in the ordinary course of business and were recorded in the Company's books consistent with the presentation applied in the Financial Statements for the year ended December 31, 1997. Except as described on Schedule 2.23 to the Disclosure Memorandum, the bad debt reserves and sales return allowances reflected in the Company Balance Sheet are adequate in all material respects. Set forth on
Schedule 2.23 to the Disclosure Memorandum are a full and complete list and aging study of all consolidated accounts receivable of the Company existing as of June 30, 1998.

        2.24   CREDITORS' LIST

        The Disclosure Memorandum sets forth a full, complete and accurate list of all creditors of Company, with the amount payable to each such creditor as of the date hereof and the Closing Date.

        2.25   INSIDER INTERESTS

        Except as set forth on Schedule 2.25 to the Disclosure Memorandum, no stockholder or officer or director or other representative of the Company has any interest (other than as a stockholder of the Company) (a) in any Real Property, Personal Property, Technology or IP Rights used in or directly pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. Except as set forth on Schedule 2.25, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, holders, affiliates or any affiliate thereof. The Company and its officers and directors have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, stockholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (a) provides any services, produces and/or sells any products or product lines or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (b) is a supplier, customer or creditor, or has an existing contractual relationship with any of the Company's employees (or persons performing similar functions); or (c) has any direct or indirect interest in any asset or property (real, personal or mixed, tangible or intangible) of the Company or any property (real, personal or mixed, tangible or intangible) that is necessary or desirable for the present or anticipated future conduct of the Company's business.

        2.26   COMPLIANCE WITH ENVIRONMENTAL LAWS

        Neither the Company nor, to the best of the Company's knowledge, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the Real Property, or any real property previously owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing. There have been no releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased, subleased or used by the Company in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company (or, to the best of the Company's knowledge, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any law.

        2.27   POOLING MATTERS

        To the best knowledge of Company, the Company has not taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto and the pronouncements of the Securities and Exchange Commission (the "SEC").

        2.28   BUYER STOCK OWNERSHIP

        The Company does not own any shares of Amazon.com Common Stock or other securities convertible into Amazon.com Common Stock.

        2.29   HART-SCOTT-RODINO

        The Company and Warren Adams, respectively, are each their own ultimate parent entity as defined under the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"). Neither the Company nor Warren Adams is a $10 million person as defined thereunder. Lycos and CMG @Ventures II LLC ("@Ventures") are the only stockholders of the Company whose acquisition of Amazon.com Common Stock would trigger the jurisdictional tests of the Hart-Scott-Rodino Act. Both Lycos and @Ventures have advised the Company that they are acquiring the Amazon.com Common Stock solely for purposes of investment within the meaning of 16 C.F.R. 802.9.

        2.30   INFORMATION SUPPLIED BY THE COMPANY

        None of the information supplied or to be supplied by the Company for inclusion in the information statement to be delivered to its stockholders in connection with any written consent by or meeting of such stockholders (collectively, "Stockholder Materials"), at the date such information was supplied prior to the time the Company's stockholders were requested to approve the Merger, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that the Company makes no representations or warranties regarding information furnished by or related to Amazon.com or Purchaser.

        2.31   FULL DISCLOSURE

        None of this Agreement, the Financial Statements, the Disclosure Memorandum, and the Exhibits hereto or the other Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

        2.32   SOLE REPRESENTATIONS AND WARRANTIES

        The representations and warranties contained in this Article II are the only representations and warranties made by the Company in connection with the transactions contemplated by this Agreement and supersede any and all previous written or oral statements made by the Company to Amazon.com.

ARTICLE III - REPRESENTATIONS AND WARRANTIES
        OF AMAZON.COM AND THE PURCHASER

        In order to induce the Company to enter into and perform this Agreement and the other Operative Documents, Amazon.com and the Purchaser jointly and severally represent and warrant to the Company as follows in this Article III:

        3.1    ORGANIZATION

        Amazon.com is a corporation validity existing and in good standing under the laws of the state of Delaware. The Purchaser is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of Amazon.com and the Purchaser has all requisite corporate power and authority to own, operate and lease its respective properties and assets, to carry on its respective business as now conducted, and as proposed to be conducted and to enter into and perform its obligations under this Agreement and the other applicable Operative Documents to which Amazon.com or the Purchaser is a party, and to consummate the transactions contemplated hereby and thereby. Each of Amazon.com and the Purchaser is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by Amazon.com or the Purchaser, as applicable, or the nature of the business conducted by Amazon.com or the Purchaser, as applicable, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of Amazon.com (an "Amazon.com Material Adverse Effect") or the Purchaser, as applicable. Each of Amazon.com and the Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

        3.2    ENFORCEABILITY

        All corporate action on the part of Amazon.com and the Purchaser and their respective officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other applicable Operative Documents to which Amazon.com or the Purchaser is a party, the consummation of the Merger, and the performance of all of their respective obligations under this Agreement and the other applicable Operative Documents to which Amazon.com or the Purchaser is a party has been taken or will be taken prior to the Effective Time. This Agreement has been, and each of the other Operative Documents to which Amazon.com is a party will have been at the Closing, duly executed and delivered by Amazon.com, and this Agreement is, and each of the other Operative Documents to which Amazon.com is a party will be at the Closing, a legal, valid and binding obligation of Amazon.com, enforceable against Amazon.com in accordance with its terms. This Agreement has been, and each of the other Operative Documents to which the Purchaser is a party will have been at the Closing, duly executed and delivered by the Purchaser, and this Agreement is, and each of the other Operative Documents to which the Purchaser is a party will be at the Closing, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

        3.3    SECURITIES

        The Securities (including the Option Shares) to be issued pursuant to this Agreement have been duly authorized for issuance, and such Securities (including the Option Shares), when issued and delivered to the Company's stockholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

        3.4    NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

        The execution, delivery and performance of this Agreement and the other Operative Documents by the Purchaser and Amazon.com, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law applicable to Amazon.com or the Purchaser, (b) require any consent, approval or authorization of any Person, except compliance with applicable securities laws and the filing of all documents necessary to consummate the

Merger with the Massachusetts Secretary of State (all such consents, approvals or authorizations to be duly obtained at or prior to the Closing), or (c) conflict with or result in a breach of or constitute a default under any charter provision of the Articles of Organization or Bylaws of Amazon.com or the Purchaser.

        3.5    CAPITALIZATION

        The authorized capital stock of Amazon.com consists of 300,000,000 shares of Amazon.com Common Stock of which 49,756,203 shares were issued and outstanding as of July 24, 1998 and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. Such issued and outstanding shares of Amazon.com Common Stock are validly issued, fully paid and nonassessable.

        3.6    SEC DOCUMENTS

        Amazon.com has furnished the stockholders of the Company with true and complete copies of its Annual Report on Form 10-K for the fiscal year ending December 31, 1997 (the "Form 10-K"), its Quarterly Reports on Form 10-Q filed after the date of the Form 10-K, all Form 8-Ks filed after the date of the Form 10-K and its Proxy Statement relating to its 1998 Annual Meeting of Stockholders on May 28, 1998 (collectively, the "SEC Documents"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC promulgated thereunder.

        3.7    ABSENCE OF CERTAIN CHANGES

        Since the March 31, 1998 financial statements included in the SEC Documents, there has not been any change that by itself or in conjunction with all other such changes has had an Amazon.com Material Adverse Effect, except as disclosed in the SEC Documents to the date of this Agreement.

        3.8    INFORMATION SUPPLIED BY AMAZON.COM

        None of the information supplied or to be supplied by Amazon.com for inclusion in the Stockholder Materials, including the SEC Documents, at the date such information was supplied prior to the time the stockholders of the Company were requested to approve the Merger at either a special meeting of stockholders or by executing a written consent, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that Amazon.com makes no representations or warranties regarding information furnished by or related to the Company.

        3.9    POOLING MATTERS

        To the best of Amazon.com's knowledge, Amazon.com has not taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto and the pronouncements of the SEC.

        3.10   SELLER STOCK OWNERSHIP

        Neither Amazon.com nor any of its subsidiaries own any shares of Company Capital Stock or other securities convertible into shares of Company Capital Stock.

        3.11   BROKERS OR FINDERS

        Except as set forth on Schedule 3.11 to the Disclosure Memorandum, Amazon.com has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Amazon.com, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS
        OF AMAZON.COM AND THE PURCHASER

        The obligations of Amazon.com and the Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by
Amazon.com:

        4.1    ACCURACY OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties of the Company contained herein (including applicable Exhibits or Schedules to the Disclosure Memorandum) and in the other Operative Documents shall have been true and correct when made and shall be true and correct as of the Closing Date as though made on that date.

        4.2    PERFORMANCE OF AGREEMENTS

        The Company shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other

Operative Document to be performed and complied with by it at or prior to the Closing.

        4.3    OPINION OF COUNSEL FOR THE COMPANY

        Amazon.com shall have received the opinion letter of Hutchins, Wheeler & Dittmar, counsel for the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit 4.3.

        4.4    CONSENTS TO MERGER

        The Company shall have received and shall have delivered to Amazon.com written consents to the Merger from each of the parties (other than the Company) to those agreements, leases, notes or other documents identified on Schedules 2.5, 2.10 and 2.14 to the Disclosure Memorandum that treat the Merger as an assignment or otherwise by their terms require consent. In addition, the Company shall have received and shall have delivered to Amazon.com consents from Lycos, Inc., Puma Technologies, Inc., NaviSite Internet Services, GeoCities, EMC2, and FAR VII, Inc., which consents shall be reasonably satisfactory in all respects to Amazon.com.

        4.5    COMPLIANCE CERTIFICATE

        Amazon.com shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, in form and substance satisfactory to Amazon.com, certifying that the conditions to the obligations of Amazon.com and the Purchaser have been fulfilled.

        4.6    MATERIAL ADVERSE CHANGE

        Since the date of this Agreement and through the Closing, there shall not have occurred any change that would have a Company Material Adverse Effect, except for such changes occurring as a direct result of the execution or announcement of this Agreement.

        4.7    APPROVALS AND CONSENTS

        All transfers of material permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby, or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

        4.8    PROCEEDINGS AND DOCUMENTS; CLERK'S CERTIFICATE

        All corporate and other proceedings in connection with the transactions contemplated hereby and by the other Operative Documents, and all documents and instruments incident to such transactions, shall have been approved by Amazon.com's counsel, and Amazon.com shall have received a certificate of the Clerk of the Company, in form and substance satisfactory to Amazon.com, as to the authenticity and effectiveness of the actions of the Board of Directors and stockholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and the other Operative Documents, and such other documents as are specified by Amazon.com's counsel.

        4.9    NONFOREIGN AFFIDAVIT

        Amazon.com shall have received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit in substantially the form attached hereto as Exhibit 4.9.

        4.10   COMPLIANCE WITH LAWS

        The consummation of the transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all laws and regulations to which Amazon.com or the Company is subject.

        4.11   STOCKHOLDER APPROVALS

        The principal terms of this Agreement shall have been approved by the holders of not less than 90% of each class of Company Capital Stock.

        4.12   DISSENTING SHARES

        The Dissenting Shares shall not constitute more than 10% of the Company Capital Stock.

        4.13   LEGAL PROCEEDINGS

        No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prohibit consummation of this Agreement or any other Operative Document.

        4.14   ESCROW AGREEMENT

        ChaseMellon and a representative of the Company's stockholders on behalf of the Company's stockholders shall have executed and delivered the Escrow Agreement.

        4.15   EMPLOYMENT AND NONCOMPETITION ARRANGEMENTS

        Each of the Company's employees set forth on Schedule 4.15 shall have accepted an oral offer of employment with Amazon.com and executed the Amazon.com standard form of Confidentiality, Noncompetition and Invention Agreement substantially in the form attached hereto as Exhibit 4.15.

        4.16   EMPLOYEE BENEFIT PLANS

        The Company shall convert any "standardized" prototype Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code to a "non-standardized" prototype plan, in a form satisfactory to Amazon.com and Purchaser and with terms that are substantially similar to those of the predecessor "standardized" Employee Benefit Plan, effective as of a date prior to Closing.

        4.17   INVESTOR RIGHTS AGREEMENT

        Each of the Company's stockholders shall have executed the Investor Rights Agreement.

        4.18   AFFILIATE LETTERS

        The Company shall have delivered or caused to be delivered to Amazon.com an Affiliate Letter in the form attached hereto as Exhibit 4.18. from each of those Persons who were, at the record date for the Company's stockholders meeting (or the date on which the requisite number of consents has been obtained) to approve the Merger, "affiliates" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

        4.19   TERMINATION OF CERTAIN AGREEMENTS

        Any and all rights of refusal, co-sale rights and registration rights (other than pursuant hereto) for the benefit of the holders of the Company Common Stock, the Company Series A Stock or the Company Series B Stock shall have been terminated.

        4.20   POOLING

        Ernst & Young LLP and KPMG Peat Marwick LLP each shall have delivered to Amazon.com and the Purchaser an opinion in form and substance reasonably satisfactory to Amazon.com that the Merger will qualify for "pooling of interests" treatment under applicable accounting standards.

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS
        OF THE COMPANY

        The obligations of the Company to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company.

        5.1    ACCURACY OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties of Amazon.com and the Purchaser contained herein and in the other Operative Documents shall have been true and correct when made and shall be true and correct as of the Closing Date as though made on that date.

        5.2    PERFORMANCE OF AGREEMENTS

        Amazon.com and the Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

        5.3    OPINION OF COUNSEL

        The Company shall have received the opinion letter of Perkins Coie LLP, counsel for Amazon.com, dated the Closing Date, substantially in the form attached hereto as Exhibit 5.3.

        5.4    COMPLIANCE CERTIFICATE

        The Company shall have received a certificate of an officer of Amazon.com, dated the Closing Date, substantially in form and substance satisfactory to the Company, certifying that the conditions to the obligations of the Company have been fulfilled.

        5.5    LEGAL PROCEEDINGS

        No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prohibit consummation of this Agreement or any other Operative Document.

        5.6    MATERIAL ADVERSE CHANGE

        Since the date of this Agreement and through the Closing, there shall not have occurred any change in the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), sales, margins, profitability, condition (financial or other) or prospects of Amazon.com that would have an Amazon.com Material Adverse Effect, except for such changes occurring as a direct result of the execution or announcement of this Agreement. Changes in the trading prices of Amazon.com Common Stock shall not be deemed to have an Amazon.com Material Adverse Effect under this Agreement.

        5.7    APPROVALS AND CONSENTS

        All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

        5.8    COMPLIANCE WITH LAWS

        The consummation of the transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all laws and regulations to which Amazon.com or the Company is subject.

        5.9    STOCKHOLDER APPROVALS

        The principal terms of this Agreement shall have been approved by the holders of not less than 90% of each class of Company Capital Stock (measured on a fully diluted basis).

        5.10   ESCROW AGREEMENT

        Amazon.com shall have executed the Escrow Agreement.

        5.11   INVESTOR RIGHTS AGREEMENT

        Amazon.com shall have executed the Investor Rights Agreement.

        5.12   OPTION AGREEMENTS

        Amazon.com shall have executed an option agreement substantially in the forms of Exhibit 5.12 with each of the individuals set forth on Schedule 5.12 in which each individual will be granted options to purchase the number of shares of Amazon.com Common Stock set forth opposite his name on such Schedule.

ARTICLE VI - COVENANTS

        Between the date of this Agreement and the Effective Time, the parties covenant and agree as set forth in this Article VI.

        6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

        Unless Amazon.com shall otherwise agree in writing, the business of the Company shall be conducted in and only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Amazon.com:

        (a) amend or otherwise change its Articles of Organization or Bylaws or equivalent organizational documents;

        (b) except for the issuance to a purchaser of no more than 10,000 shares of Company Series B Stock upon a sale that closes prior to the Closing Date and except for the issuance of shares of capital stock of the Company upon the exercise or conversion of currently outstanding Options, Warrants, Company Series A Stock or Company Series B Stock, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or (ii) any assets of the Company, except for sales in the ordinary course of business and in a manner consistent with past practice;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of its capital stock;

        (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure that is in excess of $25,000 or capital expenditures that are, in the aggregate, in excess of $100,000 for the Company taken as a whole;
(v) enter into any agreement in which the obligation of the Company exceeds $25,000 or that shall not terminate or be subject to termination for convenience within 180 days following execution; (vi) license any Technology or IP Rights other than in the ordinary course of business, consistent with past practice; or
(vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.1(e);

        (f) enter into or amend any employment, consulting or agency agreement, or, except as required by any Employee Benefit Plan listed on Schedule 2.13.1 to the Disclosure Memorandum, increase the compensation payable or to become payable to its officers, employees, agents or consultants, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, benefit or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

        (h) make any tax election or settle or compromise any federal, state, local or foreign income tax liability;

        (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

        (j) take any action that would or is reasonably likely to result in any of the representations and warranties of the Company set forth in this Agreement being untrue, or in any covenant of the Company set forth in this Agreement being breached, or in any of the conditions to the Merger specified in Article IV hereof not being satisfied; or

        (k) take or agree to take any action specified in Section 2.7 hereof, or enter into any other material transaction other than those specified above, or agree to do any of the foregoing.

        6.2    ACCESS TO INFORMATION; CONFIDENTIALITY

        From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to, afford the officers, employees and agents of Amazon.com complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish Amazon.com with all financial, operating and other data and information as Amazon.com, through its officers, employees or agents, may reasonably request. From the date hereof until the Effective Time, the Company shall provide Amazon.com with monthly and other financial statements of the Company as they become available internally at the Company, all of which financial statements shall fairly present the financial position and results of operations of the Company as of the dates and for the periods therein specified. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. The parties shall continue to comply with and to perform their respective obligations under the Mutual Nondisclosure Agreement between Amazon.com and the Company entered into as of July 16, 1998 other than with respect to Section 9 thereof.

        6.3    NO ALTERNATIVE TRANSACTIONS

        Unless this Agreement shall have been terminated in accordance with its terms, the Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or, subject to Section 6.1(b) hereof, any equity interest in, the Company or any business combination with the Company or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company shall notify Amazon.com promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Amazon.com, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

        6.4    NOTIFICATION OF CERTAIN MATTERS

        The Company shall give prompt notice to Amazon.com of (a) the occurrence or nonoccurrence of any event that would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and Amazon.com shall give prompt notice to the Company of any of the foregoing of which an officer of Amazon.com obtains actual knowledge prior to the Closing; provided, however, that the delivery of any notice pursuant to this
Section 6.4 shall not limit or otherwise affect the remedies available to Amazon.com hereunder.

        6.5    FURTHER ACTION; REASONABLE BEST EFFORTS

        Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the

Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use its reasonable best efforts to take all such action. No Significant Stockholder will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement or any other Operative Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing. After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any other Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of the Company and to effect the issuance of the Amazon.com Common Stock to the stockholders of the Company pursuant to the terms and conditions hereof.

        6.6    STOCKHOLDERS APPROVAL

        The Company will obtain either the approval at a special meeting of stockholders or the written consent of the stockholders of the Company at the earliest practicable date approving this Agreement, the other Operative Documents, the Merger and related matters, which approval will be unanimously recommended by the Company's Board of Directors and management.

        6.7    PROXY STATEMENT

        The Company will send the Stockholder Materials to the stockholders of the Company, in a timely manner, for the purposes of considering approval of the Merger, either at a special meeting of stockholders or by executing a written consent. The Company will promptly provide all information relating to its business or operations necessary for inclusion in the Stockholder Materials to satisfy all requirements of applicable state and federal securities laws. The Company and Amazon.com each shall be solely responsible for any statement, information or omission in the Stockholder Materials relating to it or its affiliates based on written information furnished by it. The Company and Amazon.com will not provide to or publish for the stockholders of the Company any material concerning it or its affiliates that violates the Securities Act or the Exchange Act with respect to the transactions contemplated hereby.

        6.8    LISTING APPLICATION

        Amazon.com shall promptly prepare and submit to the Nasdaq National Market a listing application covering the shares of Amazon.com Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Amazon.com Common Stock, subject to official notice of issuance.

        6.9    POOLING; REORGANIZATION

        From and after the date hereof and until the Effective Time, neither Amazon.com nor the Company will take any action or fail to take any action or enter into any contract, agreement, commitment or arrangement that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes, including, without limitation, any action by the Company or Amazon.com with respect to their representations and warranties in Sections 2.27 and 3.9 hereof, respectively, that would cause such representations not to be true in all material respects from and after the date hereof until the Effective Time.

        6.10   DISSENTING SHARES

        As promptly as practicable after the date of the special meeting of stockholders or the written consent of the Company's stockholders and prior to the Closing Date, the Company shall furnish Amazon.com with the name and address of each stockholder of the Company who requests appraisal rights pursuant to the Massachusetts Law (the "Dissenting Stockholder") and the number of Dissenting Shares owned by such Dissenting Stockholder.

        6.11   PUBLICITY

        No party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby until the issuance by Amazon.com and the Company of a joint press release announcing the transactions contemplated hereby that shall be prepared by them in cooperation.

        6.12   INDEMNIFICATION AND INSURANCE

        Amazon.com agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company Indemnified Parties") as provided in its Articles of organization or By-Laws, or otherwise in effect on the date hereof shall continue in full force and effect for a period of not less than one year from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such one-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the Articles of Organization or By-Laws of the Company or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to Amazon.com (whose fees and expenses shall be paid by Amazon.com).

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

        7.1    TERMINATION

        This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

        (a)    by mutual written consent;

        (b) by either the Company or Amazon.com, if the Merger has not been consummated by August 31, 1998; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by either the Company or Amazon.com, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Amazon.com, the Purchaser or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

        (d) by the Company, in the event of a material breach by Amazon.com of any representation, warranty or agreement contained herein which has not been cured or is not curable by August 31, 1998; or

        (e) by Amazon.com, in the event of a material breach by the Company of any representation, warranty or agreement contained herein which has not been cured or is not curable by August 31, 1998.

        7.2    EFFECT OF TERMINATION

        In the event of the termination of this Agreement pursuant to Section
7.1 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof.

        7.3    AMENDMENT

        This Agreement may be amended by the parties hereto at any time before or after approval of the Company's stockholders; but after such approval, no amendment will be made that by applicable law requires the further approval of the Company's stockholders without obtaining such further approval.

        7.4    WAIVER

        At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION

        8.1    SURVIVAL

        All representations and warranties contained in this Agreement or in the other Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of one year, except that those representations set forth in Sections 2.6, 2.7, 2.22, 2.23 and 2.24 shall survive until the date of the completion of the independent audit of financial statements of Amazon.com for the fiscal year ending December 31, 1998 (the "Expiration Date"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 6.4 hereof; provided, however, that any claim based on fraud shall survive the Closing indefinitely. The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

        8.2 INDEMNIFICATION BY THE COMPANY AND HOLDERS OF COMPANY CAPITAL STOCK OR OPTIONS

        (a) Up to and until the Closing, the Company shall indemnify and hold Amazon.com and its officers, directors and affiliates (the "Amazon.com Indemnified Parties") harmless from and against, and shall reimburse the Amazon.com Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, taxes, costs or expenses (including, but not limited to, any legal or accounting fees or expenses) ("Losses") arising out of or in connection with (i) any inaccuracy in, or misrepresentation or breach of any representation or warranty made by the Company in this Agreement or in any other Operative Document or in any certificate delivered pursuant hereto or thereto and (ii) any failure by the Company to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document.

        (b) From and after the Closing, the holders of Company Capital Stock, shall severally and pro rata to the extent of their pro rata portion of the Escrow Shares indemnify and hold the Amazon.com Indemnified Parties harmless from and against, and shall reimburse the Amazon.com Indemnified Parties for, any and all Losses arising out of or in connection with (i) any inaccuracy in, or misrepresentation or breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered pursuant hereto and
(ii) any failure by the Company to perform or comply, in whole or in part, with any covenant or agreement in this Agreement to be performed on or prior to the Closing Date.

        8.3    INDEMNIFICATION BY AMAZON.COM

        Amazon.com shall indemnify and hold the Company and its officers, directors and affiliates and the holders of Company Capital Stock and Options (the "Company Indemnified Parties" and, together with the Amazon.com Indemnified Parties, the "Indemnified Parties") harmless from and against, and shall reimburse the Company Indemnified Parties for, any and all Losses arising out of or in connection with (i) any inaccuracy, misrepresentation or breach in any representation or warranty made by Amazon.com or the Purchaser in this Agreement or in any other Operative Document or in any certificate delivered pursuant hereto or thereto and (ii) any failure by Amazon.com or the Purchaser to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document.

        8.4    THRESHOLD AND LIMITATIONS

        (a) No Indemnified Party shall be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article VIII ("Claims") until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $250,000, (the "Threshold"); provided, however, that once such aggregate Losses exceed the Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.

        (b) Except for liability based on fraud, the aggregate liability of an indemnifying party hereunder for Losses incurred by any and all Indemnified Parties shall, in the case of the indemnification obligations of the holders of Company Capital Stock be limited to a dollar amount equal to the product obtained by multiplying the pro rata portion of the Escrow Shares held by the indemnifying party by the average of the closing prices of Amazon.com Common Stock as reported on the Nasdaq National Market for the three consecutive trading days immediately preceding the Closing Date. Except for liability based on fraud, the indemnification obligations of the holders of Company Common Stock and Options pursuant to this Article VIII shall be limited to the Escrow Shares. Except for liability based on fraud, Amazon.com shall not be entitled to pursue any claims for indemnification under this Article VIII against the holders of Company Common Stock directly or personally and the sole recourse of Amazon.com shall be to make claims against the Escrow in accordance with the terms of the Escrow Agreement.

        (c) Except for liability based on fraud, (i) no holder of Company Capital Stock or Options shall have any liability to an Amazon.com Indemnified Party under this Agreement, except to the extent of such holder's Escrow Shares deposited under the Escrow Agreement, and (ii) the remedies set forth in this
Article VIII shall be the exclusive remedies of Amazon.com and the other Amazon.com Indemnified Parties hereunder against any such holder.

        (d) The Escrow Shares shall be held for a period ending on the Expiration Date, except that, to the extent permitted under the Escrow Agreement, Escrow Shares may be withheld after the Expiration Date to satisfy claims for indemnification which are the subject of an indemnity claim by an Amazon.com Indemnified Party pursuant to a notice of such claim delivered to the Representative prior to the Expiration Date.

        8.5    PROCEDURE FOR INDEMNIFICATION

        (a) An Indemnified Party shall notify the indemnifying party in writing reasonably promptly after the assertion against the Indemnified Party of any claim by a third party (a "Third Party Claim") in respect of which the Indemnified Party intends to base a Claim for indemnification hereunder, but the failure or delay so to notify the indemnifying party shall not relieve it of any obligation or liability that it may have to the Indemnified Party except to the extent that the indemnifying party demonstrates that its ability to defend or resolve such Third Party Claim is adversely affected thereby.

        (b) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the indemnifying party shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 8.5(b)(ii) hereof shall govern.

               (ii) The indemnifying party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the indemnifying party shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The indemnifying party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and (B) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business properties or prospects of Amazon.com. The Indemnified Party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

        (c) (i) If the indemnifying party does not give written notice to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim of the indemnifying party's election to assume the defense or handling of such Third Party Claim, the provisions of
Section 8.5(c)(ii) hereof shall govern.

               (ii) The Indemnified Party may, at the indemnifying party's expense (which shall be paid from time to time by the indemnifying party as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the indemnifying party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

        (d) If the Indemnified Party intends to seek indemnification hereunder, other than for a Third Party Claim, then it shall notify the indemnifying party in writing 90 days after its discovery of facts upon which it intends to base its Claim for indemnification hereunder, but the failure or delay so to notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the Indemnified Party except to the extent that the indemnifying party demonstrates that the indemnifying party's ability to defend or resolve such Claim is adversely affected thereby.

        (e) The Indemnified Party may notify the indemnifying party of a Claim even though the amount thereof plus the amount of other Claims previously notified by the Indemnified Party aggregate less than the Threshold.

        (f) At the Closing, the Escrow Shares shall be deposited in the Escrow Account to satisfy potential claims by the Amazon.com Indemnified Parties under this Article VIII.

        8.6    REMEDIES

        Except as otherwise provided, the indemnification provisions of this
Article VIII are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

ARTICLE IX - GENERAL

        9.1    TAX MATTERS

        (a) Amazon.com, the Purchaser and the Company shall cooperate, as and to the extent reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 9.1 and any audit, investigation, litigation or other action with respect to Taxes that may be instituted after the Closing. Amazon.com, the Purchaser and the Company shall use commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Amazon.com, the

Purchaser or the Company, any extensions thereof) and shall provide any such records to the other party as may be reasonably requested.

        (b) Except as set forth in Section 1.8(b), neither Amazon.com nor the Purchaser makes any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Company or its stockholders arising out of the structure or terms of this Agreement (including, without limitation, the qualification or failure of the purchase and sale of the shares to qualify as a reorganization under Section 368 of the Code), or the negotiation or consummation hereof. The Company and its stockholders have consulted with its, his or her own tax advisor in such matters and are solely responsible for any such Tax consequences.

        9.2    EXPENSES

        Regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents (including legal and accounting fees and expenses); provided, however, that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action; and provided, further, that the professional fees and expenses incurred by the Company in excess of $200,000 of legal, accounting and other professional fees shall be paid by the stockholders of the Company.

        9.3    NOTICES

        Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery, certified or registered mail, confirmed facsimile transmission, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice or request shall be the date of personal delivery, four days after the date of mailing by certified or registered mail, the date on which successful facsimile transmission is confirmed or the date undertaken for delivery by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.


TO AMAZON.COM OR THE PURCHASER:


Amazon.com, Inc.
1516 Second Avenue

Seattle, Washington  98101
Fax: (206) 694-2082
Attention:  Randy J. Tinsley, Treasurer

with a copy to:

Perkins Coie LLP
1201 Third Avenue, 40th Floor
Seattle, Washington  98101-3099
Fax:  (206) 583-8500
Attention:  Scott L. Gelband

TO THE SIGNIFICANT STOCKHOLDERS:

At their respective addresses set forth on Schedule 2.32 to the Disclosure Memorandum.

TO THE COMPANY:

Sage Enterprises, Inc.
17 Sellers Street
Cambridge, Massachusetts  02139
Fax: (617) 354-7325
Attention:  Jim Savage, Chief Executive Officer

with a copy to:

Hutchins, Wheeler & Dittmar
101 Federal Street
Boston, Massachusetts  02110
Fax: (617) 951-1295
Attention:  Michael J. Riccio, Jr.

        9.4    SEVERABILITY

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        9.5    ENTIRE AGREEMENT

        This Agreement, the Mutual Nondisclosure Agreement and the other Operative Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

        9.6    ASSIGNMENT

        This Agreement shall not be assigned by operation of law or otherwise, except that Amazon.com may assign all or any of its rights and obligations hereunder to any of its affiliates, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations, and further provided that any such assignment shall not change the consideration due to the stockholders of the Company hereunder.

        9.7    PARTIES IN INTEREST

        This Agreement shall be binding on and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        9.8    GOVERNING LAW

        This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court thereof.

        9.9    HEADINGS

        The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.10   COUNTERPARTS

        This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.


                                        AMAZON.COM, INC.


                                        By Jeffrey P. Bezos
                                           ____________________________________

                                           Its Chief Exeutive Officer
                                               ________________________________



                                        PACIFIC ACQUISITION, INC.


                                        By Randy Tinsley
                                           ____________________________________

                                           Its Treasurer
                                               ________________________________



                                        SAGE ENTERPRISES, INC.


                                        By James J. Savage
                                           ____________________________________

                                           Its Chief Executive Officer
                                               ________________________________